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                                                                    EXHIBIT 10.2

                                THIRD AMENDMENT

                                   TEAM, INC.

                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


         WHEREAS, the Board of Directors of Team, Inc. during a meeting held on December 14, 1995, adopted a resolution amending the Team, Inc. Non-Employee Directors' Stock Option Plan ("Plan") to increase the maximum number of shares which may be offered pursuant to the Plan from 205,000 to 220,000, and a resolution increasing the limited exercise period of Options by a Director after termination of his term in office, or by his legal representative after his death;

         NOW, THEREFORE, by order of the Board of Directors:

         1. Paragraph 4 of the Plan has been amended in its entirety to read as follows:

                 "4.      Common Stock Subject to Options.  The aggregate
         number of shares of the Company's Common Stock which may be issued upon exercise of Options granted under the Plan shall not exceed 220,000, subject to adjustment under the provisions of Paragraph 7. The shares of Common Stock to be issued upon the exercise of Options may be authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the market for the purposes of the Plan. In the event any Option shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such Option but not purchased thereunder shall again be available for Options to be granted under the Plan."

         2. The first sentence of subparagraph 6(g), and the entirety of subparagraph 6(h) have been amended to read as follows:

                 (g) Termination of Directorship. Upon an Optionee's Termination of Directorship, such Optionee's Option privileges shall be limited to the shares which were immediately purchasable by such Optionee at the date of such Termination of Directorship, and such Option privileges shall expire unless exercised by such Optionee on or before the second annual anniversary date of the date of such
         Termination of Directorship. . . .

                 (h) Death of Optionee. If an Optionee dies while such Optionee is a member of the Board, such Optionee's Option to purchase the total number of shares covered by the applicable Option Agreement shall thereupon become fully exercisable and shall remain exercisable by such Optionee's personal representative until the close of business on the first annual anniversary date of the Optionee's death, at which time they shall expire.


EFFECTIVE as of December 14, 1995.